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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported): October 24, 1999



                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
               (Exact Name of Registrant as Specified in Charter)

         Pennsylvania                                       23-2795795
(State or Other Jurisdiction                             (I.R.S. Employer
      of Incorporation)                                  Identification No.)


                          Commission File No.: 0-28390


                    651 East Park Drive, Harrisburg, PA 17111
                    (Address of Principal Executive Offices)


                                 (717) 561-7890
              (Registrant's Telephone Number, Including Area Code)



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Item 5.  Other Events.

         As discussed in Item 2. "Management's Discussion and Analysis or Plan of Operation," in the Form 10-QSB for the fiscal quarter ended June 30, 1999, and in the Current Report on Form 8-K dated October 13, 1999, of Pennsylvania Physician Healthcare Plan, Inc. (the "Company"), incorporated herein by reference, during the second quarter of 1999 Physicians Care PPO, Inc., the Company's preferred provider organization, which is its sole revenue generating subsidiary (the "PPO"), incurred significantly larger underwriting losses than anticipated. These losses continued in the third quarter of 1999. As a result of these losses, the PPO's external cash requirements have continued to materially exceed its internally generated cash by an amount in excess of its ability to borrow or to access the capital markets. The Company has been unable to enter into any definitive arrangements to provide it with the additional capital it needs to fund its internal cash requirements. Consequently, the PPO's net worth has declined below that required by Pennsylvania managed care laws.

         On October 13, 1999, the Company met with the Pennsylvania Department of Insurance (the "Department") so that satisfactory arrangements could be made to achieve a timely and orderly cessation of the PPO's business, including the placing of subscribers with other insurance providers. Although the Department had the authority to seek a rehabilator to manage the PPO's day-to-day operations, it then advised the Company that it had until October 25, 1999 to continue to remain in control in order to wind up the PPO's affairs and also to seek additional sources of funding. The Department indicated that after that date it would assess the PPO's financial condition, and, if no additional sources of funding were obtained, the Department would seek an order from the Commonwealth Court of Pennsylvania (the "Court") appointing a liquidator for the PPO.

         The Company was attempting to obtain additional capital from the Pennsylvania Medical Society ("PMS") by the October 25, 1999 deadline set by the Department. However, the Company and PMS were unable to come to a definitive arrangement regarding the provision of additional capital.

         Consequently, on October 24, 1999 the PPO consented to the entry of an order of liquidation from the Court which places the PPO under the control of the Department and, among other things, revokes the PPO's license, appoints a rehabilator and/or liquidator for the PPO, discharges the PPO's employees, officers and directors, enjoins the PPO from transacting any further business and orders that the PPO be dissolved. It is expected that the order of the Court will be issued within five business days. As a result, the liquidation proceedings could last for many months and there are many uncertainties as to how provisions of law would be applied. Rights and remedies of creditors could be altered, limited or denied.


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         The Company has entered into an arrangement with certain of the Blue
Cross/Blue Shield plans doing business in the PPO's service area whereby these plans have agreed to offer coverage without medical underwriting to all of the PPO's members effective November 1, 1999.

         Also on October 24, 1999, the Company's health maintenance organization, a subsidiary of the Company which has not yet commenced operations (the "HMO"), agreed to return its license to the Department. The Company and the Department are currently discussing what portion of the HMO's $1.5 million statutory net worth deposit will be available to the PPO in order to provide for the payment of outstanding claims.

         The Company is exploring the possibility of selling its service company subsidiary. However, no assurance can be given that a willing buyer will be found or the terms of any such transaction, including the consideration to be received by the Company.

         Following the winding-up of the affairs of the PPO and the HMO, the Company expects that it will seek protection from its creditors under the bankruptcy laws.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  Pennsylvania Physician Healthcare Plan, Inc.
                                  (Registrant)


Date:   October 25, 1999          By:  /s/ Richard A. Felice
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                                       Richard A. Felice, President
                                       and Chief Executive Officer






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